EXHIBIT 99.1

AntriaBio Announces Formation of Subsidiary and Plan to Raise Capital in South Korea

Company Targeting Substantial Capital Raise in South Korea in Q4 2016

LOUISVILLE, CO – September 22, 2016 – AntriaBio, Inc. ("AntriaBio" or the "Company") (OTCQB: ANTB), a biopharmaceutical corporation focused on developing novel extended release therapies, announced today that it is forming a new wholly owned subsidiary in Seoul, South Korea to focus on research and development as well as potential manufacturing opportunities. AntriaBio intends to simultaneously begin raising capital primarily from Korean institutional investors with a goal of closing the financing prior to the end of 2016. The additional capital will be used to fund the Company's initial clinical study in the United States for its lead product candidate, AB101, as well as operations through 2018.

The Company's Founder and Chair of the Scientific Advisory Board, Hoyoung Huh, M.D., Ph.D. stated, "We are very excited to establish a strong presence in South Korea where AntriaBio can contribute to the rapid development of therapies for serious life-threatening diseases such as diabetes. As a major hub for innovation in life sciences in the Asia Pacific region, Seoul is the ideal location for AntriaBio's expansion."

Nevan Elam, Chairman and Chief Executive Officer of AntriaBio commented, "We believe our expansion into South Korea will accelerate our efforts to develop a robust and diversified pipeline. We look forward to enhancing our existing relationships and fostering new collaborations in the life sciences community in South Korea."

 About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $11 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

 Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
 (650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio Inc.